Exhibit 10.2

Addendum to Standard Multi-Tenant Office Lease - Gross

This Addendum to Standard Multi-Tenant Office Lease - Gross (this “Addendum”) is made and entered into by and between 1007 Clay Street Properties LLC, a California limited liability company (“Lessor”) and J.A. Cosmetics US, Inc., a Delaware corporation (“Lessee”), and is dated as of the date set forth on the first page of the Standard Multi-Tenant Office Lease - Gross between Lessor and Lessee (the “Base Lease”) to which this Addendum is attached. The Lease covers certain premises located at 570 10th Street in Oakland, California as described in more particularity in the Base Lease (the “Premises”). The promises, covenants, agreements and declarations made and set forth herein are intended to and shall have the same force and effect as if set forth at length in the body of the Base Lease. To the extent that the provisions of this Addendum are inconsistent with the terms and conditions of the Base Lease, the terms and conditions of this Addendum shall control. Capitalized terms used herein and not otherwise defined shall have the meanings given those terms in the Base Lease. As used in this Addendum, the term “Lease” means the Base Lease as modified by this Addendum.

1. Term. Notwithstanding anything in Paragraph 1.3 of the Base Lease to the contrary, the “Commencement Date” of the Term of the Lease shall occur on the date on which (a) the Lease has been executed and delivered by Lessee and Lessor and (b) Lessor has delivered possession of the Premises to Lessee in the condition described in Paragraph 2.2 of the Base Lease, and the “Expiration Date” shall be the date that is sixty-five (65) months thereafter. Lessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises to Lessee upon mutual execution and delivery of the Lease. If, despite said efforts, Lessor is unable to deliver the Premises on such date, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease; provided, however, that if Lessor has not delivered possession of the Premises to Lessee on or prior to the date that is ninety (90) days following the mutual execution and delivery of the Lease, Lessee shall have the right to terminate the Lease by written notice to Lessor given within ten (10) days of the expiration of such 90-day period, upon which Lessor shall promptly refund to Lessee any prepaid rent or other amounts deposited with Lessor under the terms of the Lease.

2. Rent. Notwithstanding anything to the contrary contained in the Base Lease, Lessee’s obligation to pay Rent under the Lease shall commence on September 1, 2014 (the “Rent Commencement Date”). Commencing on the Rent Commencement Date, Lessee shall pay Base Rent as set forth below, subject to the terms and provisions of the Work Letter (as hereinafter defined):

Months	Monthly Base Rent
Rent Commencement Date (i.e. Month 6) – Month 12	$27,812.40
Months 13 - 24	$28,646.77
Months 25 - 36	$29,506.18
Months 37 - 48	$30,391.36
Months 49 - 60	$31,303.10
Months 61 - 65	$32,242.19

Lessor and Lessee acknowledge and agree that no Rent shall be due during the period commencing on the Commencement Date and ending on the date immediately prior to the Rent Commencement Date.

3. Common Area Changes and Controls. Notwithstanding anything in Paragraph 2.10 of the Lease to the contrary, Lessor shall not unreasonably interfere with Lessee’s ability to use the Premises in the exercise of Lessor’s control over the Common Areas, and shall not make any changes or take any actions that materially adversely impact Lessee’s access to the Premises, or otherwise materially adversely affect Lessee’s use of the Premises.

4. Operating Expenses. Notwithstanding anything in the Lease to the contrary, in particular Paragraph 4.2 thereof, the parties agree as follows:

(a) Exclusions. “Operating Expenses” shall expressly exclude the following: (1) any costs associated with Lessor’s maintenance and repair responsibilities that Lessor and Lessee have expressly agreed are Lessor’s sole responsibility under the Lease; (2) the cost of Lessee improvements made for new tenant(s) of the Building or Project; (3) financing or refinancing costs, including interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or Project; (4) salaries and fringe benefits for officers, employees (above the position of Building manager) and executives; (5) any management or administrative fee in excess of amounts customarily charged by owners of comparable projects in the Oakland, California market area; (6) any ground lease rental or charges; (7) any (i) estate, inheritance, income or transfer taxes, (ii) the cost of any challenge to taxes unless such challenge results in a verifiable tax savings to Lessee, or (iii) any tax penalties assessed due to any action or inaction by Lessor or its employees, agents or contractors; (8) rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital repair, replacement, improvement or equipment under generally accepted accounting principles consistently applied or otherwise; (9) costs incurred by Lessor that Lessor is or should be reimbursed for by insurance proceeds, other occupants of the Building or Project, or other third parties; (10) depreciation, amortization or interest payments; (11) marketing costs, including without limitation, leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with Lessee or present or prospective tenants or other occupants of the Building or Project; (12) costs incurred by Lessor due to the violation by Lessor or any other tenant of the terms and conditions of any lease of space in the Building or Project or costs incurred by Lessor due to a violation of laws or recorded covenants by Lessor or its employees, agents or contractors, or by any other Lessee, occupant or user of the Building or Project; (13) any cost or expenses could be classified as a capital expenses under generally accepted accounting principals consistently applied unless such cost is expressly permitted under the terms of the Lease and is amortized over the useful life thereof on a staightline basis in accordance with generally accepted accounting principals in which case Operating Expenses for a particular month shall only include the monthly amortized portion of such cost or expenses allocable to such month; (14) overhead and profit increment paid to Lessor or to subsidiaries or affiliates of Lessor for goods and/or services in or to the Building or Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (15) any costs incurred in connection with remedying any violations of any recorded covenants or life, fire and safety codes, ordinances, statutes or other laws, including, without limitation, the ADA ( including without limitation any penalties or damages incurred due to such non compliance) which violations existed as of the Start Date; (16) costs arising from the negligence or willful misconduct of Lessor or its employees, agents, contractors or any vendors or providers of materials or services selected, hired or engaged by Lessor or its agents; (17) any and all costs arising from the presence of Hazardous Substances in or about the Premises, Building, or the Project, not placed in such by Lessee or its employees, agents or contractors, including without limitation costs incurred in connection with any environmental investigation, clean-up, response action, or remediation, and costs and expenses associated with the defense, administration, settlement, monitoring or management thereof; (18) costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Lessor and/or the Building or Project; (19) costs associated with the operation of the business of the partnership or entity which constitutes Lessor, including general corporate overhead, accounting and legal matters, the costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor’s interest in the Building or Project, any “in-house” legal and/or accounting fees, costs of any disputes between Lessor and its employees, agents, contractors or other third parties, or fees paid in connection with disputes with other tenants; (20) costs or expenses of utilities directly metered to tenants of the Project or Building and paid separately by such tenants; (21) any “non-standard” cleaning, including, but not limited to construction cleanup or special cleanings associated with parties/events and specific tenant requirements in excess of service provided to Lessee, including related trash collection, removal, hauling and dumping; (22) reserves of any kind; and (23) any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally and customarily charged as common area maintenance expenses by owners of comparable buildings in the Oakland, California market area.

(b) Determination of Operating Expenses. In determining the amount of Operating Expenses for any year (including the Base Year), if less than 95% of the rentable area of the Building or Project is occupied by tenants at any time during any such year, Operating Expenses shall be determined for such year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout the year. Furthermore, in the event that any new category of expense is added to Operating Expenses after the Base Year (for example, if Lessor did not carry earthquake insurance during the Base Year but thereafter elects to carry the same), Operating Expenses for the Base Year shall be increased by the reasonable costs of such new category of expenses had Lessor incurred such category of expense during the Base Year.

(c) Audit Right. Lessee shall have the right, at its expense and upon written notice given to Lessor no later than one hundred twenty (120) days after receipt of the annual statement showing Lessee’s share of actual Common Area Operating Expenses for the preceding year, to make an audit of all of Lessor’s bills, records, receipts, insurance certificates and policies relating to Operating Expenses for the immediately preceding calendar year. Upon such written request of Lessee, Lessor shall make available to Lessee, during normal business hours, at the location where Lessor’s books and records are kept, such information as Lessee shall reasonably request. Lessor shall cooperate with Lessee in its explanation of its bills and records. Lessee reserves the right to retain the services of an independent certified public accountant for such audit, which accountant shall not be paid by a contingent or percentage based fee. Lessee shall diligently complete any such audit of Operating Expenses and shall deliver to Lessor the written results of such audit within fifteen (15) business days after Lessee receives the same. If such audit discloses an overpayment by Lessee, Lessor shall pay such amount to Lessee within thirty (30) days. If such audit discloses a discrepancy in excess of five percent (5%), Lessor shall reimburse Lessee for the reasonable costs of the audit. If such audit discloses additional amounts due from Lessee, Lessee shall pay such amounts within fifteen (15) business days of completion of such audit. Should Lessor disagree with the results of Lessee’s audit, Lessor and Lessee shall refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Lessor and Lessee to resolve the discrepancy. The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public account, whose decision shall be final and binding.

5. Letter of Credit.

(a) Deposit of Letter of Credit Security. Lessee shall deposit with Lessor within five (5) days of mutual execution of the Lease an unconditional, irrevocable letter of credit (“Letter of Credit”) in favor of Lessor, as beneficiary, in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Letter of Credit Security”). The Letter of Credit Security shall: (i) be issued by a commercial bank (the “Issuer”); (ii) be a standby, at-sight, irrevocable letter of credit; (iii) be payable to Lessor and/or its designee; and (iv) permit multiple, partial draws. Lessee shall pay all costs, expenses, points and/or fees incurred by Lessee in obtaining the Letter of Credit Security.

(b) Lessor’s Right to Draw on Letter of Credit Security. The Letter of Credit Security shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions the Lease applicable to Lessee. Lessor shall have the immediate right to draw upon the Letter of Credit Security, in whole or in part and without prior notice to Lessee, other than as required under the Lease, at any time and from time to time: (i) if a Breach occurs under the Lease, or (ii) Lessee either files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Lessee by an entity or entities other than Lessor, under 11 U.S.C. §101 et seq., or Lessee executes an assignment for the benefit of creditors. No condition or term of this Lease shall be deemed to render the Letter of Credit Security conditional, thereby justifying the Issuer of the Letter of Credit Security in failing to honor a drawing upon such Letter of Credit Security in a timely manner. The Letter of Credit Security and its proceeds shall constitute Lessor’s sole and separate property (and not Lessee’s property or, in the event of a bankruptcy filing by or against Lessee, property of Lessee’s bankruptcy estate) and Lessor may immediately upon any draw (and without notice to Lessee) apply or offset the proceeds of the Letter of Credit Security against: (A) any amounts payable by Lessee under the Lease that are not paid when due, after the expiration of any applicable notice and cure period; (B) all losses and damages that Lessor has suffered or may reasonably estimate that it may suffer as a result of any default (after the expiration of any applicable notice and cure period, unless Lessor is stayed by operation of law from giving such notice and cure period) by Lessee under this Lease, including any damages arising under Section 1951.2 of the California Civil Code for rent due following termination of this Lease; (C) any costs incurred by Lessor in connection with Lessee’s default (after expiration of any applicable notice and cure period, unless Lessor is stayed by operation of law from giving such notice and cure period) under this Lease (including reasonable attorney’s fees); and (D) any other amount that Lessor may spend or become obligated to spend by reason of Lessee’s default under this Lease but in no event in excess of amounts to which the Lessor would be entitled under the law. If any portion of the Letter of Credit Security is so drawn upon or applied, Lessee shall, within five (5) business days after written demand therefore, deposit cash with Issuer in an amount sufficient to restore the Letter of Credit Security to its original amount. It is expressly understood that Lessor shall be relying on Issuer rather than Lessee for the timely payment of proceeds under the Letter of Credit Security and the rights of Lessor pursuant to this Section are in addition to any rights which Lessor may have against Lessee pursuant to Paragraph 13 of the Lease. Lessor shall not be required to keep the proceeds from the Letter of Credit Security separate from Lessor’s general funds or be deemed a trustee of same.

(c) Replacement Letter of Credit Security. If, for any reason whatsoever, the Letter of Credit Security becomes subject to cancellation or expiration during the Lease Term, within forty-five (45) days prior to expiration of the Letter of Credit Security, Lessee shall cause the Issuer or another bank satisfying the conditions of Paragraph 5(a) above to issue and deliver to Lessor a Letter of Credit Security to replace the expiring Letter of Credit Security (the “Replacement Letter of Credit Security”).

(d) Transfer of Beneficiary. During the Lease Term, Lessor may request a change to the beneficiary under the Letter of Credit Security to the successor of Lessor (the “Transferee”). Lessee agrees to cooperate and to cause Issuer, at Lessor’s cost, to timely issue a new Letter of Credit Security on the same terms and conditions as the original Letter of Credit Security, except that the new Letter of Credit Security shall be payable to the Transferee. Lessor shall surrender the existing Letter of Credit Security to Lessee simultaneously with Lessee’s delivery of the new Letter of Credit Security to Transferee.

(e) Return of the Letter of Credit Security. The Letter of Credit Security or any balance thereof shall be returned (without interest) to Lessee (or, at Lessee’s option, to the last assignee of Lessee’s interests hereunder) within thirty (30) days after the expiration or earlier termination of the Lease and after Lessee has vacated the Premises and surrendered possession. Lessor agrees it will cooperate in providing Issuer with a letter of cancellation or such other reasonable documentation as Issuer requests to effect the return and extinguishment of the credit issued under the Letter of Credit Security.

6. Hazardous Substances. Notwithstanding anything in the Lease to the contrary, in particular Paragraph 6.2 thereof, the parties agree as follows:

(a) The term “Reportable Use” shall not include the use by Lessee of any Hazardous Substance in the ordinary course of Lessee’s business so long as such Hazardous Substances are at all times, used, handled, stored, transported and deposited in accordance with all Applicable Requirements.

(b) Lessor agrees to release Lessee from any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the Lease Term from or in connection with the presence or suspected presence of Hazardous Substances or environmental damage in or on the Premises unless the Hazardous Substances are present as a result of the acts of Lessee, Lessee’s agents, employees, contractors, or invitees (the “Lessee Parties”). Without limitation of the foregoing this release shall include any and all costs incurred due to any investigation of the site or any cleanup, removal, or restoration mandated by a federal, state, or local agency or political subdivision, and shall specifically include any and all costs due to Hazardous Substances that flow, leach, diffuse, migrate, or percolate into, onto, or under the Premises after the Term commences. The provisions of this paragraph will survive the expiration or earlier termination of this Lease.

7. Alterations. Notwithstanding anything to the contrary contained in the Lease, including, without limitation, Paragraph 7.4(b) thereof, Lessee shall not be required to remove any Lessee Owned Alterations and/or Utility Installations unless the same were installed by Lessee during the Term and Lessor notifies Lessee that it will require removal of the same at the time Lessor consents to the same or within ten (10) days after Lessee’s notice thereof to Lessor for Lessee Owned Alterations and/or Utility Installations not requiring Lessor’s consent. Notwithstanding the foregoing or anything to the contrary in the Lease, Lessee shall not be obligated to remove any Improvements (as defined in the Work Letter).

8. Indemnity and Release.

(a) Lessee’s Indemnity. Notwithstanding anything to the contrary contained in the Base Lease (including, without limitation, Paragraph 8.7 thereof), Lessee shall not be required to indemnify Lessor for any claims, damages, loss, expense, etc., arising as a result of the gross negligence or willful misconduct of Lessor or its employees, agents or contractors, or Lessor’s failure to perform its Lease obligations.

(b) Lessor’s Indemnity. Except to the extent due to the negligence or willful misconduct of Lessee or its employees, agents or contractors, or Lessee’s failure to perform its obligations hereunder, Lessor agrees to protect, defend, indemnify, and hold Lessee harmless from and against any and all liabilities, claims, expenses, losses and damages (including reasonable attorney fees and costs), arising as a result of the negligent acts or omissions of Lessor or its employees, agents or contractors in on or about the Premises, or Lessor’s failure to perform its Lease obligations. The provisions of this paragraph will survive the expiration or earlier termination of this Lease.

9. Casualty. If Lessor delivers notice to Lessee that a casualty is not a Premises Total Destruction, then regardless of whether such casualty results in an Insured Loss, if the damage caused by such casualty is not fully repaired and full use of the Premises restored to Lessee within ninety (90) days of the date of the casualty, then Lessee may elect to terminate this Lease with written notice to Lessor at any time thereafter prior to the completion of such repairs and such restoration to Lessee.

10. Real Property Taxes and Exclusions. The term “Real Property Taxes” shall not include, and Lessee shall not be responsible for any (i) estate, inheritance, income or documentary transfer taxes, or (ii) any tax penalties assessed due to any action or inaction by Lessor or its employees, agents or contractors.

11. Permitted Transfers. Notwithstanding anything to the contrary in this Lease, Lessee shall have the right, without Lessor’s consent, to assign this Lease or sublet all of the Premises to (i) any person or entity who controls, is controlled by, or is under common control with the Lessee, (ii) any successor to Lessee by merger, stock purchase, consolidation or other operation of law, (iii) any entity acquiring all or substantially all of the assets of Lessee, or (iv) any person purchasing the business which Lessee conducts at the Premises (each such transfer is referred to herein as a “Permitted Transfer”, and the successor entity a “Permitted Transferee”). Lessee shall endeavor to provide Lessor with written notice of any Permitted Transfer within ten (10) days prior to the effective date thereof, together with copies of all documents evidencing such transfer, including without limitation all formation documents of the Permitted Transferee and any other documents reasonably requested by Lessor. Notwithstanding anything to the contrary contained in the Lease (including, without limitation, Paragraph 39 and the Option to Extend – Standard Lease Addendum), Lessee shall have the right to transfer to any Permitted Transferee all renewal options and other preferential rights set forth in this Lease.

12. Interruption in Use. Notwithstanding any other provision of this Lease, if the Premises (or any material portion thereof) shall be rendered untenantable or unfit for Lessee’s customary business operations as a result of (i) any defect in the Building or Project or (ii) any interruptions in utilities or services provided to the Premises caused by the gross negligence or intentional acts of Lessor or its agents, employees or contractors, where such untenantability or unfitness shall continue for a period of five (5) consecutive business days, all base rent and additional rent shall abate for the period thereafter that the Premises remain untenantable or unfit for Lessee’s use in a customary manner (or, in the event that only a portion of the Premises are rendered untenantable or unfit for Lessee’s use in a customary manner, base rent and additional rent shall abate for such period with respect to the portion of the Premises that are rendered untenantable or unfit).

13. Notices. Copies of any notices to Lessee under the Lease shall be simultaneously sent to the address below:

J.A. Cosmetics US, Inc.

10 West 33rd Street, Suite 802

New York, New York 10001

Attn: General Counsel

14. Right of First Refusal. Lessor hereby grants to Lessee an ongoing right of first refusal (the “First Refusal Right”) with respect to any space within the Building located on the 2nd floor (the “First Refusal Space”). Lessee’s right of first refusal shall be on the terms and conditions set forth in this Paragraph 14. If at any time during the Term, Lessor receives a good faith written offer (the “Good Faith Offer”) to lease any portion of the First Refusal Space which Lessor desires to accept, then, subject to the remainder of this Paragraph 14, Lessor shall deliver to Lessee a written notice (the “First Refusal Notice”) setting forth the terms of such Good Faith Offer and providing Lessee with the right to exercise its First Refusal Right as set forth herein. The First Refusal Notice shall describe the space so offered to Lessee and shall set forth the “First Refusal Rent,” as that term is defined below, and the other economic terms upon which Lessor is willing to lease such space to Lessee (collectively, the “Economic Terms”), which Economic Terms shall be consistent with the terms of the Good Faith Offer. If Lessee wishes to exercise its First Refusal Right, then within five (5) business days of delivery of the First Refusal

Notice to Lessee (the “Exercise Period”), Lessee shall deliver notice to Lessor of Lessee’s exercise of its First Refusal Right with respect to all of the space described in the First Refusal Notice on the terms contained in such First Refusal Notice. If Lessee does not notify Lessor prior to the expiration of the Exercise Period, then Lessor shall be free to lease all or any part of the First Refusal Space describe in the First Refusal Notice to anyone to whom Lessor desires on any terms that Lessor desires; provided, that if Lessor subsequently desires to lease such space on terms which materially differ from the Terms offered to Lessee, Lessor shall provide an additional First Refusal Notice with respect to such materially different Terms in accordance with the terms of this Paragraph 14 and Lessee shall have the right to exercise its First Refusal Right with respect to such additional First Refusal Notice as provided herein. The Rent payable by Lessee for the First Refusal Space (the “First Refusal Rent”) shall be equal to the Economic Terms set forth in the First Refusal Notice. In the event that Lessee exercises its First Refusal Right as provided herein, the term of the First Refusal Space shall commence as provided in the Good Faith Offer (the “First Refusal Commencement Date”) and terminate on the date set forth in the Good Faith Offer (the “First Refusal Term”) and shall otherwise be subject to the Economic Terms set forth in the Good Faith Offer. Lessee shall not have the right to lease First Refusal Space, as provided in this Paragraph 14, if, as of the date of the attempted exercise of any First Refusal Right by Lessee, or, at Lessor’s option, as of the scheduled date of delivery of such First Refusal Space to Lessee, an uncured Default by Lessee exists under the Lease.

15. Utilities and Services. Lessee shall be responsible for janitorial services within the premises and payment directly to the applicable services providers for all separately metered utilities serving the Premises (including, without limitation, gas and electric).

16. Financial Statements. Notwithstanding anything to the contrary contained elsewhere in the Lease, within fifteen (15) days from Lessor’s written request therefore, which request shall not be given more than one (1) time during any twelve (12) month period, Lessee shall provide Lessor with copies of its most recent set of financial statements (to the extent available).

17. Work Letter. The Lease shall include that certain Work Letter attached hereto as Exhibit A.

18. Confidentiality. Lessee and Lessor shall at all times keep any documents and information received from each other confidential, including, without limitation, any financial statements delivered pursuant to Section 16 above, except to the extent necessary to (a) comply with applicable law and regulations or court order or (b) carry out the obligations set forth in this Lease. Any such disclosure to third parties shall indicate that the information is confidential and should be so treated by the third party.

19. Additional Changes to the Base Lease: The parties agree that the Base Lease is further modified as set forth below:

(a) Paragraph 2.9. In the second sentence, “best efforts” is deleted and replaced with “commercially reasonable efforts”.

(b) Paragraph 4.2(f). In the second sentence of this paragraph, the phrase “written request (but not more than once each year)” is hereby deleted and replaced with “the end of each calendar year”.

(c) Paragraph 4.3. The second sentence of this paragraph is hereby deleted.

(d) Paragraph 6.2(c), 6.2(d), and 7.4(c). Where it occurs in such paragraphs, the phrase “or any third party” is deleted and replaced with “or any Lessee Parties”.

(e) Paragraph 7.3(b). In the first sentence, the phrase “and the cumulative cost thereof during this Lease as extended does not exceed $2000” is deleted and replaced with “and the cost thereof does not exceed $20,000 per any given project and $75,000 on a cumulative bases for all projects during the term of the Lease, as it may be extended”. Furthermore, the last sentence of this paragraph is hereby deleted.

(f) Paragraph 8.2(a). The phrase “$2,000,000.00 per occurrence” in the second sentence of this paragraph is replaced with the phrase “$5,000,000.00 per occurrence”. The phrase “$3,000,000.00” in the second sentence of this paragraph is replaced with the phrase “$5,000,000.00”. The phrase “which amounts may be satisfied in part through an umbrella policy of insurance” is added to the end of the second sentence of this paragraph.

(g) Paragraph 8.4(a). The phrase “a deductible not to exceed $1000 per occurrence” is deleted and replaced with “a deductible not to exceed $15,000 per occurrence”.

(h) Paragraph 8.9. This entire paragraph is deleted and replaced with the following: “Failure to Provide Insurance. In the event that Lessee does not maintain the required insurance and/or does not provide Lessor with the required certificates evidencing the existence of the required insurance, then, subject to any applicable notice and cure period provided in Section 13.1 of the Lease, Lessor may, but shall not be obligated to, obtain the minimum insurance required to be carried by Lessee under the Lease and Lessee shall, within ten (10) days of receipt of a reasonably detailed invoice therefor, reimburse Lessor for the actual premiums paid by Lessor for such insurance.”

(i) Paragraph 9.2. At the end of the first sentence, the phrase “provided, however, that Lessee shall... for that purpose” is deleted.

(j) Paragraph 9.5. In the first sentence, the phrase “Lessor may terminate” is deleted and replaced with “Lessor and Lessee may terminate” and the contemplated notice shall be delivered to the Lessor or Lessee, as applicable.

(k) Paragraph 9.6(a). At the end of the first sentence, the phrase “but not to exceed the proceeds received from the Rental Value Insurance” is deleted.

(l) Paragraphs 12.1(b) and 12.1(c). These paragraphs are deleted.

(m) Paragraph 12.3(e). This entire paragraph is deleted.

(n) Paragraph 13.3. The phrase “Upon Breach of this Lease by Lessee” in the second sentence of this paragraph is hereby deleted and replaced with the phrase “Upon termination of this Lease as a result of a Breach by Lessee hereunder”.

(o) Paragraph 13.4. In the third sentence of this paragraph, the phrase “10%” is deleted and replaced with “5%”.

(p) Paragraph 15.2. This entire paragraph is deleted.

(q) Paragraph 16(b). The third, fourth, fifth and sixth sentences in this paragraph are deleted and replaced with the following: “Should the Lessee fail to execute and/or deliver a requested Estoppel Certificate within such ten (10)-day period, then for each day after such ten (10)-day period during which such failure continues, Lessee shall pay to Lessor a per diem penalty of $100.”

(r) Paragraph 16(c). This entire paragraph is deleted.

(s) Paragraph 25. This entire paragraph is deleted.

(t) Paragraph 36. The phrase “provided such amounts shall not exceed $1,500 per request without the prior written consent of Lessee” is added to the end of the second sentence.

(u) Paragraph 41(b). This entire paragraph is deleted.

(v) Paragraph 50. The following is added to the last sentence of this paragraph: “provided, however, that if any capital repair or replacement of such HVAC units is required, Lessor shall perform such replacement and Lessee shall reimburse Lessor, on a monthly basis as Additional Rent, for the monthly amortization of any such capital repair or replacement, which cost shall be amortized pursuant to one of the following methods, as chosen by Lessor at Lessor’s elect, (i) on a straight line basis over the useful life thereof in accordance with generally accepted accounting principals consistently applied or (ii) in accordance with the amortization method set forth in Paragraph 2.3(b). As used herein, a “capital repair” is a repair that costs in excess of 40% of the replacement cost of such item.”

(w) Paragraphs 49 and 51. These paragraphs are deleted.

Remainder of page intentionally left blank.

Signatures on following page.

IN WITNESS WHEREOF, the parties have this Addendum on the respective dates set forth below.

LESSOR:

1007 Clay Street Properties LLC,
a California limited liability company

By:	/s/ B. Reid Settlemier
Name:	B. Reid Settlemier
Its:	Managing Member

Date:	3-31-14

LESSEE:

J.A. Cosmetics US, Inc.,
a Delaware corporation

By:	/s/ Tarang P. Amin
Name:	Tarang P. Amin
Its:	President & CEO

Date:	March 30, 2014